                                                                    EXHIBIT 99.1


ADAMS RESPIRATORY THERAPEUTICS SETS PRICING FOR PUBLIC OFFERING

Initial Public Trading Expected to Begin July 21, 2005 on NASDAQ Under ARxT

         CHESTER, NJ - (JULY 21, 2005) - Adams Respiratory Therapeutics, Inc. (Nasdaq: ARXT) today announced the pricing of its initial public offering of 7,950,000 shares of its common stock at a price of $17.00 per share. Of the 7,950,000 shares being sold in the offering, 5,697,000 are being sold by Adams and 2,253,000 are being sold by certain selling stockholders. In addition, Adams has granted to the underwriters a 30-day over-allotment option to purchase up to an additional 1,192,000 shares. The Adams common stock is expected to begin trading on the Nasdaq National Market on July 21, 2005 under the symbol "ARXT."

         The proceeds to Adams from the offering are expected to be approximately $87.7 million, or $ 106.6 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and the estimated offering expenses. Adams plans to use the net proceeds of this offering to continue to build the Mucinex(R) brand, fund product development and for potential acquisitions and product in-licensing.

         Merrill Lynch & Co. and Morgan Stanley are the joint book-running managers of the offering. Deutsche Bank Securities and RBC Capital Markets are acting as co-managers.

         Copies of the final prospectus relating to the offering may be obtained by contacting Merrill Lynch's prospectus department at 4 World Financial Center, New York, NY 10080 or Morgan Stanley's prospectus department at 1585 Broadway, New York, NY 10036-8200.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement.

ABOUT ADAMS RESPIRATORY THERAPEUTICS, INC.

         Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

Media Inquiries:  Julie Rosenberg
Ruder Finn
rosenbergj@ruderfinn.com
(212) 715-1581

Investor Relations: Ann Sommerlath
RF Binder
(212) 994-7600
Ann.Sommerlath@RFBinder.com
#   #  #